Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of the 31st day of March, 2026, by and among TRINITY GROUP CONSTRUCTION, INC., a Virginia corporation (the “Company”), Millard L. Wallen, III (“Seller”), and KINRG, INC., a Nevada corporation (“Buyer”). Certain capitalized terms used herein are defined in Article 1.

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Action” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, examination, notice of violation, charge, complaint, hearing proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.

“Agreement” shall mean this Stock Purchase Agreement, including the Disclosure Schedules hereto, and all other exhibits and schedules hereto, as it and they may be amended from time to time.

“Authority” shall mean any federal, state, provincial, municipal or local governmental, regulatory or administrative body, agency or authority, any court or judicial authority, whether foreign or domestic, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law, statute, regulation, order or decree.

“Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of December 31, 2025.

“Balance Sheet Date” shall mean December 31, 2025.

“Benefit Plan” shall mean each employee benefit plan, program, policy, practice, agreement and other arrangement providing benefits to any employee, consultant or independent contractor of the Company or dependent or beneficiary thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by the Company or any ERISA Affiliate thereof or to which the Company or any ERISA Affiliate thereof contributes or is obligated to contribute with respect to any employee, consultant or independent contractor of the Company or under which any employee or consultant of the Company or dependent or beneficiary thereof has any present or future right to benefits.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the Commonwealth of Virginia are authorized or required by law or other governmental action to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnitees” shall have the meaning set forth in Section 7.1.

“Closing” shall mean the consummation of the transactions contemplated herein.

“Closing Date” shall mean April 1, 2026.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in Section 4.1(b).

“Company” shall have the meaning set forth in the Preamble.

“Company’s Knowledge” and “Knowledge” shall mean with respect to any matter in question, the actual knowledge of Seller after reasonable inquiry.

“Contract” shall mean any contract, loan or credit agreement, guaranty, commitment, obligation, undertaking, concession, franchise, license, lease, agreement, indenture, mortgage, note, bond, debenture, instrument or other legally binding arrangement or understanding, whether written or oral.

“Constitutive Documents” shall mean the Company’s Articles of Incorporation and Bylaws.

“Disclosure Schedule” shall mean the Disclosure Schedule delivered by the Company to Buyer on the date of this Agreement, as amended, modified or supplemented in accordance with this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Financial Statements” shall have the meaning set forth in Section 4.4(a).

“GAAP” shall mean accounting principles generally accepted in the United States, consistently applied.

“Indebtedness” shall mean, with respect to the Company, and without duplication: (i) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (including, but not limited to, trade liabilities incurred in the ordinary course of business); (ii) all principal, interest, prepayment penalties and premiums and other obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person upon which interest charges are customarily paid; (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services; (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or other claim on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (vii) all guarantees by such Person of Indebtedness of others; (viii) all capital lease obligations of such Person; (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies; (x) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptances; (xi) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line); (xii) all unpaid Taxes for Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Closing Date (which shall not be an amount less than zero in any jurisdiction and which shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax; and (xiii) all obligations arising from deferred compensation arrangements, severance or bonus plans or arrangements, Benefit Plans, employment agreements or similar arrangements payable as a result of the consummation of the contemplated transactions and any employment Taxes payable by the Company with respect to the foregoing.

“Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world: (i) patents and patent applications (including provisional applications); (ii) registered and unregistered trademarks, registered and unregistered service marks, trade dress, logos, trade names and corporate names, together with all goodwill associated with any of the foregoing, and applications, registrations and renewals in connection therewith; (iii) registered and unregistered copyrights and applications, registrations, reservations for and renewals in connection therewith; (iv) Internet domain names, applications and reservations therefor, uniform resource locators and the corresponding Internet sites; (v) proprietary computer software, including, but not limited to, source code, object code, operating systems, databases, application programs, file and utility programs; and (vi) trade secrets and proprietary information not otherwise listed in (i) through (v) above.

“IRS” shall mean the United States Internal Revenue Service.

“Judgment” shall mean any judgment, order or decree of, or issued by, any Authority.

“Law” shall mean any constitution, act, statute, law, directive, ordinance, treaty, rule or regulation of any Authority.

“Leased Property” shall have the meaning set forth in Section 4.16.

“Lien” shall mean, with respect to any property or asset, any security interest, lien, mortgage, deed, pledge, hypothecation or encumbrance.

“Losses” shall mean any debts, obligations and other liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, asserted or unasserted or otherwise), losses, claims, damages, Taxes, interest obligations, deficiencies, Judgments, assessments, fines, fees, penalties, expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation).

“Material Adverse Effect” means any change, circumstance, development, state of facts, event or effect (i) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, properties, assets, condition (financial or otherwise), liabilities (contingent or otherwise), results of operations or future prospects of the Company, or (ii) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Seller of the transactions contemplated by this Agreement.

“Material Contracts” shall have the meaning set forth in Section 4.7.

“Ordinary Course of Business” shall mean any action taken if: (i) such action is consistent with past practice including as to amount and frequency and is taken in the course of normal day-to-day operations; and (ii) such action complies with Law.

“Permitted Liens” shall mean the following, to the extent not securing Indebtedness: (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent and, in each case, for which adequate reserves are maintained on the financial statements of the Company as of the Closing Date in accordance with GAAP; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings; and (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, Authority or other entity.

“Preclosing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to any Straddle Period the portion of such Straddle Period ending at the end of the day on the Closing Date.

“Purchase Price” shall have the meaning set forth in Article 3.

“Representative” shall mean, with respect to any Person, any and all directors, officers, stockholders, members, managers, employees, partners, trustees, consultants, investment bankers, financial advisors, attorneys, counsel, accountants and other agents of such Person.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnitees” shall have the meaning set forth in Section 7.2.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Tax” or “Taxes” shall mean and include (i) any and all federal, state, local or non-United States taxes, charges, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs duties, use, licensing, escheat, unclaimed property, withholding, employment, social security, unemployment, disability, payroll, share, capital, net worth, surplus, alternative, minimum, add-on minimum, estimated, franchise, employee retention (or similar) credits, the employer’s and employee’s portion of all deferred payroll taxes, or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever and denominated by any name whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, (ii) any and all liability for amounts described in clause (i) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or non-United States Law or regulation, and (iii) any and all liability for amounts described in clause (i) or (ii) of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule, regulation or otherwise.

“Tax Related Agreements” shall mean all existing agreements or arrangements (whether or not written) binding the Company that (i) provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s liability in respect of any Tax, (ii) require the Company to pay to any Person in respect of any Tax, or (iii) require the Company to take into account the Tax liability or activities of any other Person in determining its Tax liability.

“Tax Return” shall mean any federal, state, local, foreign or other applicable return, declaration, report, claim for refund, information return or statement or other document (including any amendment thereto and any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with the IRS or any other Authority or Taxing Authority or agency or in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” shall mean the United States, or any state, local or non-United States government or subdivision or agency thereof with the responsibility for the assessment and/or collection of Taxes.

“Treasury Regulations” means the regulations under the Code promulgated by the United States Treasury Department.

ARTICLE 2

PURCHASE AND SALE OF COMMON STOCK

Section 2.1 Purchase and Sale of Common Stock. At the Closing, upon the terms and subject to the conditions set forth herein, including the payment of the Purchase Price, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer, and deliver to Buyer, the Common Stock, free and clear of all Liens.

Section 2.2 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution and delivery by the Parties of this Agreement and shall be effective for all purposes, including Tax purposes, as of 12:01 am EST on the Closing Date.

Section 2.3 Deliveries. At or prior to the Closing:

(a) Seller shall deliver to Buyer:

(ii) copies of the resolutions of the Board of Directors of the Company, authorizing the execution, delivery and performance of this Agreement.

(iii) the certificates representing the Common Stock, endorsed in blank or accompanied by duly executed assignment documents; and

(iv) a duly completed and executed IRS Form W-9, dated no more than five (5) Business Days prior to the Closing Date.

(b) Buyer shall deliver to Seller:

(i) The Cash Consideration;

(ii) The Buyer Shares; and

(iii) the Promissory Note.

Each of the documents described above to be delivered on or prior to the Closing by the respective parties shall be in form and substance reasonably satisfactory to the receiving party.

ARTICLE 3

PURCHASE PRICE

The aggregate purchase price for the Shares shall be $8,200,000 (the “Purchase Price”). The Purchase Price shall be paid via delivery by Buyer to Seller of: (a) $1,000,000 in cash (the “Cash Consideration”) to an account or accounts designated by Seller prior to the Closing, (b) 4,200,000 shares of common stock, par value $0.0001, of Buyer (the “Buyer Shares”), and (c) a promissory note in the aggregate principal amount of $3,000,000 in substantially the form, attached hereto and made a part hereof as Exhibit A (the “Promissory Note”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Except as disclosed on the Disclosure Schedule, the Company and Seller, jointly and severally, hereby represent and warrant to Buyer that each of the representations, warranties and statements contained in the following sections of this Article 4 is true and correct.

Section 4.1 Due Organization; Capitalization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia. The Company has no subsidiaries. The Company (i) has all requisite corporate power and authority to own its properties, carry on its business as now being conducted and as contemplated by this Agreement; and (ii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b) As of the date hereof, the authorized capital stock of the Company consists of 10,000 shares of common stock, no par value per share, of which 10,000 shares are issued and outstanding (the “Common Stock”). All of the Common Stock has been duly authorized, is validly issued, fully paid and nonassessable, and is held of record and beneficially by Seller. As of the date hereof, the Common Stock is all of the issued and outstanding capital stock of the Company. The Company does not have outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Common Stock. There are no outstanding or authorized options, warrants, rights, convertible securities or other agreements or commitments relating to the ownership of the Company or obligating the Company to issue, transfer or sell, or cause the issuance, transfer or sale of, any Common Stock of the Company or any other capital security of the Company.

Section 4.2 Due Authorization.

(a) The Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and assuming due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) Seller has the requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Seller, and no other action on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

Section 4.3 No Conflicts; Consents and Approvals. The execution and delivery by the Company and Seller of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement do not and will not require any consent or other action by any Person under, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the Company’s assets under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of: (i) the Constitutive Documents; (ii) any Indebtedness or Material Contract to which the Company is a party or bound by or the Company’s or Seller’s assets, as applicable, are bound by or subject to or otherwise under which the Company or Seller, as applicable, has rights or benefits; or (iii) any (A) Law, or (B) Judgment, in each case, applicable to the Company or Seller, or their respective properties or assets.

Section 4.4 Financial Statements.

(a) Copies of the Company’s audited financial statements for the years ended December 31, 2024 and December 31, 2023 and unaudited financial statements for the year ended December 31, 2025 and the related statements of income and retained earnings, stockholder’s equity and cash flow for the period then ended (collectively, the “Financial Statements”) have been delivered or made available to Buyer. The Financial Statements (i) are true, complete and accurate, (ii) have been prepared in accordance with GAAP and the books and records of the Company, and (iii) present fairly the financial condition of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods covered thereby except, with respect to the Unaudited Balance Sheet, for normal year-end audit adjustments and the absence of footnote disclosure.

(b) The Company does not have any liabilities, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, that would be required to be included on a balance sheet prepared in accordance with GAAP, except, (i) liabilities incurred in the Ordinary Course of Business and consistent with past practice since the Balance Sheet Date, and (ii) liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement.

Section 4.5 Assets and Properties. The Company is the sole legal and equitable owner of and has good, valid and marketable title to, or a valid leasehold interest in, each of the assets and properties reflected in the Financial Statements or acquired after the Balance Sheet Date and all of the assets and properties used in the Company’s business are free and clear of any Liens, except for Permitted Liens. The assets owned or leased by the Company constitute all of the assets necessary for the Company to carry on its business as currently conducted.

Section 4.6 Intellectual Property. The Company owns or has the right to use, on an exclusive basis, free and clear of all Liens or any other claims, including, but not limited to, any claim of ownership by any Person and claims of infringement, all Intellectual Property that is necessary for the operation of the business of the Company as presently conducted. The Company has not, to the Company’s Knowledge, infringed, misappropriated, or otherwise violated any Intellectual Property of another and there has been no claim made or, to the Company’s Knowledge, threatened against the Company alleging infringement, misappropriation, or any other violation of Intellectual Property of another.

Section 4.7 Reserved.

Section 4.8 Insurance. The Company, including its representatives and employees, is insured against customary risks under individual insurance policies taken out by the Company. The Company’s insurance policies are valid and in full force and there are no circumstances under which any such policy might be voidable. All premiums due on the Company’s insurance policies have been duly paid. There are no claims by the Company pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the insurers of such policies.

Section 4.9 Employee Benefit Plans. As to all Benefit Plans, (i) all Benefit Plans comply in all material respects with the requirements of Law applicable thereto and have been administered in material compliance with their respective terms; (ii) there are no actions, suits or claims (other than routine claims for benefits), Actions, governmental proceedings, audits, inquiries or investigations pending, or threatened with respect to any of the Benefit Plans, their related trusts or any fiduciary, administrator or sponsor of such Benefit Plans; (iii) no Benefit Plan has, within the three years prior to the date hereof, been the subject of an examination or audit by an Authority or the subject of an application or filing under, or is a participant in or considering being a participant in, a Corrections Program amnesty; and (iv) the Company has not engaged in any non¬exempt transaction prohibited by ERISA or by Section 4975 of the Code which could reasonably be expected to result in a Material Adverse Effect. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued, under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. The IRS has issued favorable tax-determination (or notification, advisory or opinion) letters with respect to each Benefit Plan that is intended to be qualified under Code Section 401(a).

Section 4.10  Taxes.

(a) The Company has complied with all applicable Tax Laws. All Tax Returns required to have been filed by the Company have been timely filed (taking into account any extensions thereof), and each such Tax Return is true, correct, accurate, complete and prepared in accordance with applicable Laws. All Taxes owed by the Company have been paid whether or not shown on any Tax Return. The Company has timely withheld and paid to the appropriate Taxing Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to, or required to be shown on any information return provided to, any member, employee, creditor, independent contractor or other third Person, and all required information returns with respect to any such amounts have been correctly prepared and timely filed. There are no Liens on any assets of the Company that arose in connection with the failure to pay any Tax other than Liens for Taxes not yet due and payable and for which appropriate reserves have been established in accordance with GAAP. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, (ii) has no liability for the Taxes of any Person under any state, local or foreign analogue of Section 1.1502-6 of the Treasury Regulations, as a transferee or successor, by Contract or otherwise, nor (iii) is it a party to any Tax allocation or sharing agreement or any other Tax Related Agreements.

(b) There is no Action or request for a private letter ruling or other formal or informal Tax guidance pending with respect to the Company in respect of any Taxes in any jurisdiction, nor has there been any such activity since January 1, 2020. The Company has not been informed of the commencement or anticipated commencement of any such activity, and the Company is not aware that any such activity is contemplated by any Taxing Authority. No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction. Neither the Company, nor any member of any affiliated, combined or unitary group of which the Company is or has been a member, has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to filing a Tax Return or a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not expired.

(c) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any agreement entered into with a Taxing Authority executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any use of an improper method of accounting or use of an improper method of revenue recognition for a taxable period (or portion thereof) ending on or prior to the Closing Date, (v) any prepaid amounts or deferred revenue received or accrued on or prior to the Closing Date, (vi) election under Code Section 108(i), (vii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-United States income Tax Law), (viii) any cash method of accounting or long-term contract method of accounting utilized on or prior to the Closing Date, or (ix) the applicable of Code Section 263A (or any corresponding or similar provision of state, local, or non-United States income Tax Law).

(d) Except as set forth in Section 4.10(c) of the Disclosure Schedule, during the five-year period ending on the date hereof, the Company has not made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, except as required by any change in any Law.

(e) The Tax Returns of the Company that are under audit or have been audited by the IRS or other applicable Taxing Authorities in the past five (5) years, along with a complete and correct list of all powers of attorney granted by the Company in the past five (5) years with respect to any Tax matter, are set forth in Section 4.10(c) of the Disclosure Schedule. In the past five (5) years, the Company has not received from the IRS or from any other Tax Authorities any notice of underpayment or assessment of Taxes or other deficiency which has not been paid or any objection to any Tax Return filed.

(f) The Company utilizes the accrual method of accounting for Tax purposes.

(g) The Company has, since inception, been a “small business corporation” with a valid election (which has not been revoked or terminated) pursuant to Code Section 1362(a) of the Code to be taxed as an “S corporation” under the Code, and has in effect a valid election to be taxed in a comparable fashion under comparable provisions of state and local Tax Laws for all U.S. taxing jurisdictions in which it transacts business and files Tax Returns.

(h) The Company does not hold or own an interest, directly or indirectly, in any joint venture, partnership, limited liability company, association or other entity, or has any Contract, that is properly treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

Section 4.11  No Defaults or Violations: Permits. The Company is, and has been, in compliance with all Laws and governmental regulations and Judgments applicable to the Company. The Company has not received a written notice or other written communication (or, to the Knowledge of the Company, any oral notice or other communication) alleging a possible violation by the Company of any Law or Judgment applicable to the Company. The Company has all licenses, permits, certificates, registrations, approvals or authorizations from all applicable Authorities which are required to carry on its business, as such business is currently conducted, and own its assets and properties, and all of such licenses, permits, certificates, registrations, approvals or authorizations are valid and in full force and effect.

Section 4.12  Litigation. There is no Action pending or, to the Knowledge of Company threatened, against the Company. There are no unsatisfied Judgments outstanding against the Company.

Section 4.13  Brokers. The Company has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

Section 4.14  Absence of Certain Changes. Since December 31, 2025, the Company has operated in the Ordinary Course of Business in all material respects and there has not been any event, occurrence, development or state of circumstances or facts that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 4.15  Employment Matters. There are no controversies, Actions, charges, grievances, administrative claims pending or, to the Company’s Knowledge, threatened or claimed against the Company involving matters relating to any current or former employee. The Company has not received notice of the intent of any Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company and, to the Knowledge of the Company, no such investigation is in progress. The Company has received no complaints of sexual or other workplace harassment and the Company has no Knowledge of any facts that could reasonably be expected to give rise to any Action relating to sexual or other workplace harassment with the Equal Employment Opportunity Commission or similar state or local Authority.

Section 4.16  Real Property. The Company owns no real property. Section 4.16 of the Disclosure Schedule lists all real property and interests in real property leased by or to the Company (each, a “Leased Property”). With respect to the Leased Property: (i) the Company has good, valid and marketable title to the leasehold estate relating thereto free and clear of all Liens (other than Permitted Liens); (ii) each lease relating to the Leased Property is in writing and is legal, valid, binding, in full force and effect and enforceable in accordance with its terms; (iii) each lease relating to such Leased Property will, immediately following the Closing Date, continue to be legal, valid, binding, in full force and effect and enforceable in accordance with its terms as in effect on the date hereof; and (iv) neither the Company nor, to the Company’s Knowledge, any other party to any lease relating to a Real Property, is in breach or violation of, or in default under, such lease.

Section 4.17  Transactions with Affiliates. Section 4.17 of the Disclosure Schedule describes any transaction, since January 1, 2022 between the Company, on the one hand, and Seller or any Affiliate of any Seller (other than the Company), on the other hand. Except as set forth in Section 4.17 of the Disclosure Schedule, no Affiliate of Seller: (a) owns or has any interest in any property (real or personal, tangible or intangible), Intellectual Property or Contract used in or pertaining to the business of the Company; (b) has any claim or cause of action against the Company; or (c) owes any money to, or is owed any money by, the Company.

Section 4.18  Working Capital. As of the Closing Date, the Company has sufficient working capital to conduct its business in the Ordinary Course of Business for a period of at least twelve (12) months.

Section 4.19  Title to Common Stock. Seller has good and marketable title to the Common Stock, free and clear of all restrictions, Liens, voting trusts, stockholder agreements, proxies, agreements, arrangements and encumbrances of any kind whatsoever (collectively, “Encumbrances”). Upon the Closing, Seller shall transfer good and marketable title to the Common Stock to Buyer free and clear of all Encumbrances.

Section 4.20  Acquisition for Investment. The Buyer Shares are being acquired by Seller for investment only and not with a view to any public distribution thereof, and Seller will not offer to sell or otherwise dispose of such Buyer Shares in violation of any of the registration requirements of the Securities Act or any comparable state Law. Seller is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act.

Section 4.21  Restricted Securities. Seller understands that the Buyer Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that the Buyer Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Buyer Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Buyer has no obligation to register or qualify the Buyer Shares for resale. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for the Buyer Shares, and on requirements relating to Buyer which are outside of Seller’s control, and which Buyer is under no obligation and may not be able to satisfy.

Section 4.22  No Public Market. Seller acknowledges that Buyer has a limited financial and operating history and an investment in Buyer is highly speculative and involves substantial risks. Seller understands that no public market now exists for the Buyer Shares, and that Buyer has made no assurances that a public market will ever exist for the Buyer Shares. Seller can bear the economic risk of Seller’s investment and is able, without impairing Seller’s financial condition, to hold the Buyer Shares for an indefinite period of time and to suffer a complete loss of Seller’s investment.

Section 4.23  Legends. Seller understands that the Buyer Shares may be notated with one or all of the following legends:

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.”

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Buyer Shares.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that each of the representations, warranties and statements contained in the following Sections of this Article 5 are true and correct.

Section 5.1 Due Organization; Capitalization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, with all requisite corporate power and authority to own and operate its properties and carry on its business as now being conducted. As of the date hereof, the authorized capital stock of the Company consists of (and as of the Closing Date will consist of) 250,000,000 shares of common stock, $0.0001par value per share, of which 60,900,734 shares are (and as of the Closing Date will be) issued and outstanding (the “Buyer Common Stock”). All of the Buyer Common Stock has been duly authorized, is validly issued, fully paid and nonassessable. The rights, preferences and privileges of the Buyer Common Stock are as set forth in Buyer’s Articles of Incorporation.

Section 5.2 Due Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate actions or proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and assuming the due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

Section 5.3 Consents and Approvals; Authority Relative to This Agreement. The compliance by Buyer with the provisions of this Agreement do not and will not require any consent or other action by any Person under, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of material benefit under, or result in the creation of a Lien in or upon any of Buyer’s assets under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of: (i) Buyer’s constitutive documents, or (ii) any Law or Judgment, in each case applicable to Buyer, its properties or assets, other than in the case of (ii), any such conflicts, violations, breaches, defaults, rights, entitlements or losses that have not affected, or could not reasonably be anticipated to affect, Buyer’s ability to consummate the transactions contemplated hereby.

Section 5.4 Litigation. There is no Action pending or to the knowledge of Buyer, threatened against Buyer, that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, or any action taken or to be taken by Buyer in connection with the consummation of the transactions contemplated hereby.

Section 5.5 Valid Issuance of Buyer Shares. The Buyer Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the representations of Seller in Article 4 of this Agreement, the Buyer Shares will be issued in compliance with all applicable federal and state securities laws.

Section 5.6 Brokers. Buyer has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder or similar fee in connection with the transactions contemplated by this Agreement.

ARTICLE 6
COVENANTS

Section 6.1 Straddle Period. For purposes of this Agreement, in the case of any Taxes that are imposed with respect to any Straddle Period, the portion of such Tax which relates to the Pre-Closing Tax Period shall (x) in the case of any real or personal property Taxes or other similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending at the end of the day on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (y) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended at the end of the day on the Closing Date, based on an interim closing of the books. For purposes of clause (y) of the preceding sentence, any Taxes attributable to the ownership of any equity interest in any partnership, disregarded entity or other “flow-through” entity, shall be determined as if the taxable period of such partnership, disregarded entity or other “flow-through” entity (as well as the taxable period of the Company) ended as of the end of the day on the Closing Date. Any credits relating to a taxable period that begins on or before and ends after the Closing Date shall be apportioned between the relevant portion of the relevant taxable period based on the calculation set forth in clause (x) of this Section 6.1.

Section 6.2 Filing of Tax Returns; Tax Matters.

(a) Seller shall prepare, or cause to be prepared, at Seller’s expense all Tax Returns required to be filed by the Company for any taxable period ending on or prior to the Closing Date. Except to the extent required by Law, Seller shall prepare all such Tax Returns, and take any positions and make any elections relating thereto, in a manner consistent with the prior practice of the Company; provided, that, in no event, shall any position taken be at less than a “more likely than not” level of comfort. Seller shall provide such Tax Returns for the Company for any taxable period ending on or prior to the Closing Date to Buyer for review, comment and approval at least thirty (30) days prior to the due date (taking into account any extensions thereof) of the applicable Tax Return. No such Tax Return for a Pre-Closing Tax Period shall be filed without the prior written consent of Buyer.

(b) Buyer shall prepare and file in a timely manner, with respect to any Tax, all Tax Returns of the Company for the Straddle Periods. Buyer shall provide to Seller, and permit Seller to comment on, any Straddle Period Tax Return described in this Section 6.2(3) at least five (5) days prior to filing.

(c) Until the third (3rd) anniversary of the Closing Date, Seller shall be entitled to any refund of Taxes paid by the Company for its own account, attributable to a Pre-Closing Tax Period, together with any interest received from the Taxing Authority. If Buyer (or, after the Closing, the Company) receives a refund of Taxes to which Seller is entitled under this Section 6.2(c), it shall pay the refund to the other party within 15 days of its receipt from the Taxing Authority; provided, that, payments of such refund shall be net of (1) any reasonable out-of-pocket costs associated in obtaining such refund of Taxes, (2) any Tax required to be withheld on such payment, and (3) any Taxes actually imposed on Buyer and/or the Company as a result of such refunds. If there is a subsequent reduction by an Authority or a Taxing Authority (or by virtue of a change in applicable Tax Law), of any amounts with respect to which a payment has been made to Seller pursuant to this Section 6.2(c), then Seller shall pay to Buyer (or the Person designated by Buyer) an amount equal to such reduction plus any interest or penalties imposed by an Authority or a Taxing Authority with respect to such reduction. For the avoidance of doubt, Buyer is entitled to any refund received from the carry back of net operating loss generated in a Tax period ending after the Closing Date and carried back to a Pre-Closing Tax Period, if any. Notwithstanding anything to the contrary, no amounts shall be paid hereunder to the extent such amount is required to be paid to a third-party pursuant to any insurance policy or any Contract entered by the Company prior to the Closing.

(d) Seller and Buyer will cooperate fully with each other in connection with (i) the preparation and filing of any U.S. federal, state, local or non-U.S. Tax Returns that include the business and operations of the Company with respect to any Pre-Closing Tax Period, and (ii) any Tax Action with respect the Company. Such cooperation shall include, without limitation, the furnishing or making available of records, books of account or other materials of the Company necessary or helpful for the defense against assertions of any Taxing Authority as to any Tax Returns referred to in clause (i) above.

(e) If Buyer (or, after the Closing, the Company) or Seller receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim or Action with respect to Taxes of the Company for any Pre-Closing Tax Period (a “Tax Claim”), the party receiving such notice shall promptly notify (and, in any event, within ten (10) Business Days of the receipt of notice of any such Tax Claim) the other party in writing of such Tax Claim. With respect to any such Tax Claim relating to a Pre-Closing Tax Period, Buyer may choose in its sole discretion (at its expense) to control any such Tax Claim, subject to Seller’s right to participate (at its expense and by employing counsel of its choosing) in such proceeding and, if such compromise or settlement would reasonably be expected to have a material adverse effect on Seller, then Buyer shall not compromise or settle any such dispute without first obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) The parties intend that the Company will join Buyer’s consolidated group for U.S. federal income Tax purposes upon the consummation of the transactions contemplated by this Agreement, and shall be included in such consolidated group’s consolidated federal income Tax Return as of the beginning of the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A)(2). Items of income, loss, deduction and credit will be allocated for Tax purposes between years ending at the end of the day immediately prior to the Closing Date and years beginning on the Closing Date based on an interim closing of the books as of the end of the day immediately prior to the Closing Date to the extent permitted by applicable Law, and a ratable election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) (or any similar provision of state, local, or non-U.S. Law) shall not be made. The parties covenant and agree that, unless required by applicable Law, none of the Parties shall take a position on any Tax Return, before any Authority or in any Action that is inconsistent with this Section 6.2(f).

Section 6.3 Transfer Taxes. All transfer, documentary, sales, use, value added, excise, stamp, recording, documentary, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) applicable to, or imposed upon, the transactions contemplated by this Agreement shall be split equally between Buyer and Seller.

Section 6.4 Further Assurances; Cooperation. After the Closing, the parties shall, and shall cause their respective Affiliates to, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents, instruments and assurances, and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

Section 6.5 Confidentiality. Following the Closing Date, Seller shall, and shall cause his Affiliates to, hold in confidence any and all non-public, confidential or proprietary information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information: (i) is generally available to and known by the public through no fault of Seller or any of his Affiliates; (ii) is lawfully acquired by Seller or any of his Affiliates, from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) was independently developed by Seller or any of his Affiliates without the use of any non-public, confidential or proprietary information, whether written or oral, concerning the Company. If Seller or any of his Affiliates is compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing (to the extent permitted to do so by applicable Law) and shall disclose only that portion of such information which Seller is advised by his counsel in writing is legally required to be disclosed, provided, however, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, at the sole cost of the Company. For the avoidance of doubt, nothing in this Section 6.5 shall prohibit or limit the disclosure of information relating to the transactions contemplated by this Agreement to any Taxing Authority in connection with the filing of any related Tax Return.

Section 6.6 Public Announcements. No public announcement of the transactions contemplated by this Agreement shall be made without the express prior written consent of Buyer.

Section 6.7 Noncompetition by Seller. Seller agrees that beginning on the date hereof and continuing for a period of five (5) years following the Closing (the “Noncompetition Period”), he will not compete with, or be engaged in the same business as, or directly or indirectly, for his own benefit or for, with, or through any other person or entity, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in, any other company, partnership, proprietorship, enterprise, organization or business venture of any kind whatsoever within the United States, which competes with or is engaged in the same business as that conducted by the Company, Buyer, or any of the Company’s or Buyer’s subsidiaries immediately prior to, at the date hereof, or at any time during the Noncompetition Period. Seller acknowledges and agrees that he will derive a significant financial benefit pursuant to this Agreement, and that the provisions of this Section 6.7 are in consideration of, and a material inducement to, Buyer in entering into and performing the obligations under this Agreement. If any restriction contained in this Section 6.7 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to, and it is the intent of the parties that such court will, reduce or revise such extent, duration, geographical scope, or other provisions hereof, to the minimum extent necessary to correct such invalidity, illegality or unenforceability and in its reduced or revised form such restriction shall then be enforceable in the manner contemplated hereby.

ARTICLE 7

INDEMNIFICATION

Section 7.1 Indemnification By Seller. Subject to the terms and conditions of Section 7.3, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller or the Company contained in this Agreement or in any certificate or document delivered by or on behalf of Seller or the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Company pursuant to this Agreement; and

(c) (i) any and all Taxes of Seller; (ii) any and all Taxes imposed on the Company with respect to any Pre-Closing Tax Period; (iii) any and all Taxes of any member of a consolidated (or similar) group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any corresponding or similar provision of applicable Tax Law; (iv) any successor or transferee liability or other secondary or non-primary liability for the Taxes of any Person imposed on or with respect to the Company as a result of transactions or events occurring, or Contracts entered into, prior to the Closing Date; and (v) Seller’s share of any and all transfer taxes pursuant to Section 6.3.

Section 7.2 Indemnification By Buyer. Buyer shall indemnify and defend Seller and his Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or document delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.3 Certain Limitations. The indemnification provided for in Section 7.1 shall be subject to the following limitations:

(a) The aggregate amount of any and all Loss for which the Buyer Indemnitees shall be entitled to indemnification pursuant to Section 7.1 shall be limited to $820,000; provided, however, that such limitation shall not apply to any indemnification for Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any representation or warranty in Sections 4.1 (Due Organization; Capitalization), 4.2 (Due Authorization), 4.10 (Taxes) and 4.19 (Title to Common Stock) (each, a “Fundamental Representation” and, together, the “Fundamental Representations”); and (ii) those items set forth in Sections 7.1(c), which Losses described in subsection (i) shall be limited to the Purchase Price. There shall be no limit on the Buyer Indemnitees’ right to indemnification for any Losses arising from or relating to Seller’s fraud or willful misconduct.

(b) Any amounts payable under Section 7.1 shall be calculated after giving effect to (A) any proceeds actually received from insurance policies covering the Loss that is the subject to the claim for indemnity (net of all costs and expenses associated with the recovery thereof and net of all premium increases resulting or expected to result from such claim), and (B) any proceeds actually received from third parties, including through indemnification, counterclaim, reimbursement arrangement, contract or otherwise in compensation for the subject matter of an indemnification claim by such Indemnitee.

(c) For purposes of determining the inaccuracy or breach of any of the representations or warranties, the breach or non-fulfillment of any covenant, agreement or obligation, and calculating Losses under this Article 7, all “materiality,” or “Material Adverse Effect” qualifications in the relevant Sections of this Agreement shall be disregarded.

Section 7.4 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.5 Exclusive Remedies. Subject to Sections 6.2, 6.5 and 6.7, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement and any items set forth in Sections 7.1(c)) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Sections 7.1 and 7.2. Nothing in this Section 7.5 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraud or willful misconduct.

Section 7.6 No Waiver of Right to Indemnification. The representations, warranties and covenants of the Company and Seller, and the Buyer Indemnitees’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer Indemnitees (including by any of its Representatives).

ARTICLE 8

MISCELLANEOUS

Section 8.1 Survival of Representations, Warranties and Agreements. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, however, that (a) Sections 4.9 (Employee Benefit Plans) and 4.10 (Taxes) shall survive for a period of 60 days following the expiration of any statute of limitations applicable to such claims, and (b) the Fundamental Representations shall survive indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Nothing in this Section 8.1 shall limit any Person’s right to seek any remedy on account of any Person’s fraud.

Section 8.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto contain the entire agreement among the parties hereto with respect to the transactions contemplated herein and shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

Section 8.3 Section Headings; Interpretation. Reference in this Agreement to a Section, Article, Exhibit or Schedule, unless otherwise indicated, shall constitute references to a Section, Article or Exhibit of this Agreement or a Section of the Disclosure Schedule, as the case may be. The section headings and article titles contained in this Agreement are for convenience of reference only and do not form a part thereof and shall not affect in any way the meaning or the interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereinafter,” and “hereunder,” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The singular of a term shall also include the plural of that term and the plural shall also include the singular and the masculine shall include the feminine, unless the context clearly indicates otherwise.

Section 8.4 Notices. Any notice hereunder shall be in writing and shall be deemed given if personally delivered to the other party or if delivered by confirmed facsimile or if deposited in the United States Mail, postage prepaid, certified or registered, addressed to the parties as follows:

To Seller:

Millard L. Wallen, III

13849-A Park Center Road

Herndon, VA 20171

To Buyer:

Ron Pickett, CEO

KiNRG Inc.

1213 Culbreth Drive

Suite 103

Wilmington, NC 28405

or to such other address as any party notifies the other parties of in accordance herewith.

Section 8.5 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question of intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted jointly by all of the parties hereto and no presumptions nor burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.6 Nonassignability. This Agreement shall not be assigned, by operation of law otherwise, except that the rights and obligations of Buyer hereunder may be assigned to any Affiliate of Buyer (except that no such assignment shall relieve Buyer of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.7 No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and such successors and assigns, any legal or equitable rights hereunder.

Section 8.8  Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Section 8.9  Jurisdiction and Venue. ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF THE ANCILLARY DOCUMENTS SHALL BE BROUGHT IN, AND EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS WITH RESPECT THERETO TO THE EXCLUSIVE JURISDICTION OF, ANY COURT OF THE COMMONWEALTH OF VIRGINIA LOCATED IN FAIRFAX COUNTY, VIRGINIA OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE EASTERN DISTRICT OF VIRGINIA, AND ANY APPELLATE COURT THEREFROM. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OF ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 8.10  Severability. If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law; provided, however, that such enforcement does not deprive any party hereto of the benefit of the bargain.

Section 8.11  Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that, in the event of any breach or threatened breach by any party of any of its covenants or obligations set forth in this Agreement, the other parties shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. The parties hereto further agree that (a) by seeking the remedies provided for in this Section 8.11, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 8.11 are not available or otherwise are not granted, and (b) nothing set forth in this Section 8.11 shall restrict or limit any party’s right to pursue any remedies under this Agreement.

Section 8.12  Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SELLER:

/s/ Millard L. Wallen, III
MILLARD L. WALLEN, III

COMPANY:

TRINITY GROUP CORPORATION INC.

By:	/s/ Millard L. Wallen, III
Millard L. Wallen, III,
Chief Executive Officer

BUYER:

KINRG, INC.

By:	/s/ Ronald W. Pickett
Ronald W. Pickett,
Chief Executive Officer

Exhibit A

Promissory Note